Exhibit 10.1

Execution Version

ENHANCED RETURN FUNDING PROGRAM AGREEMENT

AND

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED ADVISORY AGREEMENT

THIS ENHANCED RETURN FUNDING PROGRAM AGREEMENT AND AMENDMENT NO. 1 TO THE AMENDED AND RESTATED ADVISORY AGREEMENT (this “ERFP Agreement”) is dated and effective as of June 26, 2018 (the “Effective Date”) by and among ASHFORD HOSPITALITY TRUST, INC., a Maryland corporation (“Ashford Trust” or the “Company”), ASHFORD HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership (the “Operating Partnership”), ASHFORD TRS CORPORATION, a Delaware corporation (“ASHFORD TRS”), ASHFORD INC., a Maryland corporation (“Ashford Inc.”), and ASHFORD HOSPITALITY ADVISORS LLC, a Delaware limited liability company (“Ashford LLC” and, together with Ashford Inc., the “Advisor”), which is the operating company of Ashford Inc.  All capitalized terms appearing herein that are not otherwise defined shall have the meanings ascribed to them in the Amended and Restated Advisory Agreement dated and effective on June 10, 2015 by and among the parties hereto (as amended from time to time (including pursuant to this ERFP Agreement), the “Advisory Agreement”).

WHEREAS, Ashford Trust, through its interest in the Operating Partnership, is in the business of investing in the hospitality industry, including the acquiring, developing, owning, asset managing and disposing of hotels (for purposes hereof, unless the context otherwise requires, the term “Company” shall collectively include Ashford Trust and the Operating Partnership);

WHEREAS, the parties hereto entered into the Advisory Agreement, pursuant to which the Advisor agreed to perform certain advisory services identified in such agreement, on behalf of, and subject to the supervision of, the board of directors of Ashford Trust (the “Board of Directors”), in exchange for the compensation set forth therein;

WHEREAS, the Advisory Agreement provides for certain investments to be made from time to time by Ashford LLC to the Company;

WHEREAS, the Advisor, each TRS (as defined below) and the Company desire to (i) provide for and agree upon the terms and conditions with respect to Enhanced Return Investments (as defined below) that may be made by Ashford LLC to a TRS and (ii) amend the Advisory Agreement as set forth herein;

WHEREAS, the Advisor, each TRS and the Company intend for this ERFP Agreement to provide a continuing, long-term, mutually beneficial relationship between the parties (including by facilitating a potential increase in the number of hotel assets owned by the Operating

Partnership and a potential related increase in the aggregate fees payable to Advisor), and agree to act in good faith to renew or extend the term of this ERFP Agreement for so long as it continues to be in the best interest of each of the parties hereto; and

WHEREAS, the independent directors of each of the board of directors of Ashford Inc. and the Board of Directors have reviewed this ERFP Agreement and the terms and conditions set forth herein and have deemed this ERFP Agreement and such terms and conditions to be advisable and in the best interests of Ashford Inc. and the Company, respectively.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this ERFP Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I. DEFINITIONS

“Advisor” shall have the meaning set forth in the preamble.

“Advisory Agreement” shall have the meaning set forth in the preamble.

“Aggregate ERFP Amount” shall have the meaning set forth in Section 2.01(a).

“Applicable Two Year Period” shall have the meaning set forth in Section 2.02(a).

“Applicable TRS” shall have the meaning set forth in Section 2.01.

“Ashford Inc.” shall have the meaning set forth in the preamble.

“Ashford LLC” shall have the meaning set forth in the preamble.

“Ashford Services” shall mean Ashford Hospitality Services LLC.

“Ashford Trust” shall have the meaning set forth in the preamble.

“Board of Directors” shall have the meaning set forth in the recitals.

“Cash Threshold” shall have the meaning set forth in Section 2.03.

“Commitment Request Date” shall have the meaning set forth in Section 2.01(d).

“Company” shall have the meaning set forth in the preamble.

“Confirmation Notice” shall have the meaning set forth in Section 2.01(d).

“Default Notice” shall have the meaning set forth in Section 2.01(e).

“Defaulted Funding Amount” shall have the meaning set forth in Section 2.01(e).

“Disposition Replacement Event” shall have the meaning set forth in Section 2.02(b).

“Effective Date” shall have the meaning set forth in the preamble.

“Enhanced Return Hotel Asset” shall have the meaning set forth in Section 2.01.

“Enhanced Return Investment” shall have the meaning set forth in Section 2.01.

“Enhanced Return Investment Size” shall have the meaning set forth in Section 2.01(b).

“ERFP Agreement” shall have the meaning set forth in the preamble.

“FF&E” shall have the meaning set forth in Section 2.01.

“Initial Term” shall have the meaning set forth in Section 3.01.

“Operating Partnership” shall have the meaning set forth in the preamble.

“Previously Repaid Amounts” shall have the meaning set forth in Section 2.02(a).

“Renewal Term” shall have the meaning set forth in Section 3.01.

“Repayment” shall have the meaning set forth in Section 2.02(a).

“Repayment Event” shall have the meaning set forth in Section 2.02(a).

“Required FF&E Acquisition Date” shall have the meaning set forth in Section 2.01(c).

“TRS” shall mean (i) Ashford TRS and its subsidiaries or (ii) each of one or more to-be-specified taxable REIT subsidiaries (as defined in Section 856(l) of the Internal Revenue Code of 1986, as amended, as to the Company) of the Operating Partnership and, as to a to-be-specified taxable REIT subsidiary, each of its subsidiaries.

“Unrestricted Cash Balance” shall mean the unrestricted cash of Ashford LLC; provided, that any cash or working capital of Ashford Inc. or its other subsidiaries, including without limitation, Ashford Services, shall be included in the calculation of “Unrestricted Cash Balance” if such  funds have been contributed, transferred or loaned from Ashford LLC to Ashford Services or such other subsidiaries for the purpose of avoiding, hindering or delaying Ashford LLC’s obligations under this ERFP Agreement (it being understood that good faith loans or advances to, or investments in, Ashford Services’ or such other subsidiaries’ existing business or new services or other businesses, or the provision of working capital to Ashford Services or such other subsidiaries generally consistent with Ashford Services’ or such other subsidiaries past practices, shall not be deemed to have been made for the purpose of avoiding, hindering or delaying Ashford LLC’s obligations under this ERFP Agreement).

ARTICLE II. ENHANCED RETURN INVESTMENTS

Section 2.01                             Terms and Conditions of Enhanced Return Investments.  Subject to the terms and conditions of this ERFP Agreement, Ashford LLC hereby agrees to purchase and lease to TRS certain furniture, fixtures and equipment (“FF&E”) for use at (i) real property assets recommended by Ashford LLC for acquisition by the Operating Partnership or its subsidiaries (each an “Enhanced Return Hotel Asset”) or (ii) other real property assets owned by the Operating Partnership or its subsidiaries (each such FF&E acquisition pursuant to the foregoing clauses (i) and (ii), an “Enhanced Return Investment”), which investments shall be used (x) to facilitate the acquisition of Enhanced Return Hotel Assets by the Operating Partnership or its subsidiaries on the terms set forth herein and (y) by a TRS (any such TRS with respect to any such real property asset, an “Applicable TRS”). Ashford LLC shall grant the Applicable TRS the right to use the FF&E at any such real property asset leased by such Applicable TRS as contemplated by Section 2.06.

(a)                                 Aggregate Amount of ERFP Investments.  Subject to the terms and conditions of this ERFP Agreement, Ashford LLC agrees to make Enhanced Return Investments pursuant to this ERFP Agreement in an aggregate amount of fifty million dollars ($50,000,000) or, upon the further written agreement of both Ashford LLC and the Operating Partnership, an aggregate amount of up to one hundred million dollars ($100,000,000) (either of the foregoing, as the case may be, the “Aggregate ERFP Amount”).

(b)                                 Size of Each ERFP Investment.  Each Enhanced Return Investment shall be an amount equal to ten percent (10%) of the publicly disclosed purchase price of the applicable Enhanced Return Hotel Asset (excluding any net working capital and transferred FF&E reserves of such Enhanced Return Hotel Asset), on a per transaction basis; provided that, notwithstanding the foregoing, in the event that the acquisition of an Enhanced Return Hotel Asset is proposed to be made at a time at which, immediately prior to the consummation of such acquisition, there exists a Sold ERFP Asset Amount, then the Enhanced Return Investment shall be an amount equal to the product of (i) ten percent (10%) and (ii) the amount by which (A) the publicly disclosed purchase price of such Enhanced Return Hotel Asset (excluding any net working capital and transferred FF&E reserves of such Enhanced Return Hotel Asset) exceeds (B) the Sold ERFP Asset Amount (the amount determined pursuant to this Section 2.01(b), the”Enhanced Return Investment Size”).

(c)                                  Investment Form.  Enhanced Return Investments shall be made in the form of the acquisition by Ashford LLC of FF&E from an Applicable TRS or as directed by an Applicable TRS, and shall be funded by Ashford LLC on the date that the Operating Partnership or Applicable TRS reasonably requests such FF&E to be acquired; provided that Ashford Trust shall provide reasonable advance notice to Ashford LLC with respect to the proposed date of any acquisition of such FF&E by Ashford LLC and of the initial allocation of value of the FF&E proposed to be acquired; and provided further that any such acquisition of FF&E shall be made no later than 24 months from the date of acquisition of the applicable Enhanced Return Hotel Asset (and, in the event that FF&E has not been so acquired within such period, Ashford LLC shall have no further obligation to fund the acquisition of FF&E in respect of such Enhanced Return Hotel Asset hereunder) (the date of required acquisition of any FF&E as determined pursuant to this sentence, the “Required FF&E Acquisition Date”).  If any FF&E subject to this Section 2.01 is not initially purchased by Ashford LLC, the Operating Partnership or its subsidiaries or the Applicable

TRS hereby agrees to transfer ownership of any such FF&E to Ashford LLC promptly upon acquisition or identification thereof, and thereafter such FF&E shall be deemed to be FF&E in respect of the applicable Enhanced Return Hotel Asset for all purposes hereunder.  The Applicable TRS and Ashford LLC hereby agree that in the event the Applicable TRS elects to cause Ashford LLC to acquire FF&E for use at any real property asset leased by the Applicable TRS other than the applicable Enhanced Return Hotel Asset, such real property asset (i) shall be leased by the Applicable TRS and (ii) shall not itself be considered an Enhanced Return Hotel Asset solely by virtue of the Applicable TRS having received funding from Ashford LLC attributable to its acquisition of any such FF&E.  For the avoidance of doubt, any FF&E acquired by Ashford LLC with respect to a particular Enhanced Return Hotel Asset must be used by the same Applicable TRS or a TRS that is in the same affiliated group, as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended, of the Applicable TRS that owns such particular Enhanced Return Hotel Asset.

(d)                                 Confirmation Notice.  No later than six weeks prior to the date that the Operating Partnership or its subsidiary reasonably expects to consummate the acquisition of an Enhanced Return Hotel Asset, the Operating Partnership shall notify Ashford LLC in writing (the date of such notice, the “Commitment Request Date”) of its request that Ashford LLC commit to fund the Enhanced Return Investment with respect to such acquisition, and the expected date of the closing of the acquisition of such Enhanced Return Hotel Asset.  Ashford LLC shall notify the Operating Partnership in writing no later than one week after the Commitment Request Date as to whether the conditions to funding set forth in Section 2.03(a) are satisfied as of the date of Ashford LLC’s notice (in the event such written notice confirms the funding conditions are satisfied as of the date of such notice, the “Confirmation Notice”).  During and after such one-week period, the Operating Partnership shall provide Ashford LLC with such additional information with respect to such Enhanced Return Hotel Asset as Ashford LLC may reasonably request.

(e)                                  Defaulted Funding.  In the event Ashford LLC delivers a Confirmation Notice and Ashford LLC thereafter fails to fund the acquisition of  FF&E on the Required FF&E Acquisition Date for any reason other than a failure, as of the Required FF&E Acquisition Date, of the conditions to funding described in Section 2.03(a)(i), Section 2.03(a)(ii) or Section 2.03(a)(iii) hereof (such unfunded Enhanced Return Investment, the “Defaulted Funding Amount”), then (i) the Operating Partnership shall promptly notify Ashford LLC in writing of its failure to fund (the “Default Notice”) and (ii)(A) in the event that  the acquisition of the applicable Enhanced Return Hotel Asset has been or is consummated by the Operating Partnership or its subsidiaries notwithstanding such funding failure, Ashford LLC shall pay to the Applicable TRS that leases the applicable Enhanced Return Hotel Asset an amount in cash equal to one hundred and twenty-five percent (125%) of the Defaulted Funding Amount (and Ashford LLC shall acquire the related FF&E as if Ashford LLC has made such Enhanced Return Investment in the amount of the Defaulted Funding Amount) or (B) in the event that the acquisition of the proposed Enhanced Return Hotel Asset is not consummated and the Operating Partnership or its subsidiaries forfeits its non-refundable deposit, Ashford LLC shall pay to the Applicable TRS that would have leased the proposed Enhanced Return Hotel Asset an amount in cash equal to one hundred and twenty-five percent (125%) of the sum of (a) the non-refundable deposit paid by the Operating Partnership or its subsidiaries with respect to such proposed Enhanced Return Hotel Asset and (b) the transaction expenses reasonably incurred and documented by the Operating Partnership and its subsidiaries in connection with such abandoned transaction.  From and after the date that is ninety

(90) days after the date of the Default Notice, the Company shall have the right, in its sole discretion, without additional prior notice to the Advisor, to set off, take and pay over to the Applicable TRS any monies due and payable by the Company to the Advisor pursuant to this ERFP Agreement or the Advisory Agreement to satisfy the payment of all amounts due and payable by the Advisor to the Applicable TRS pursuant to the immediately preceding sentence and shall pay such amounts immediately to the Applicable TRS (provided that, for the avoidance of doubt, such right of setoff shall apply only if Ashford LLC (i) has delivered a Confirmation Notice, (ii) has failed to fund as of the applicable Required FF&E Acquisition Date and (iii) has not notified the Operating Partnership in writing and in good faith that its failure to fund was the result of the failure of the funding conditions set forth in Section 2.03(a)(i), Section 2.03(a)(ii) or Section 2.03(a)(iii)).  The Operating Partnership shall notify the Advisor in writing promptly after any exercise of setoff rights hereunder setting forth in reasonable detail the amounts so set off.  Upon  any such setoff in full of amounts owed by Ashford LLC to the Operating Partnership under Section 2.01(c) and if described in Section 2.01(e)(ii)(A), Ashford LLC shall acquire the related FF&E as if Ashford LLC has made such Enhanced Return Investment in the amount of the Defaulted Funding Amount.  The Applicable TRS’s rights set forth in this Section 2.01(e) shall be the sole and exclusive remedy of the Company or any of its subsidiaries for any losses resulting from any breach of this ERFP Agreement by the Advisor.

Section 2.02                             Repayment Events.

(a)                                 With respect to any acquisition of FF&E by Ashford LLC pursuant to this ERFP Agreement, if prior to the date that is two years after such acquisition (the “Applicable Two Year Period”), (i) the Company is subject to a Company Change of Control (as defined in the Advisory Agreement) or (ii) the Company or the Advisor terminates the Advisory Agreement and the Company is required to pay the Termination Fee thereunder (each of clauses (i) and (ii), a “Repayment Event”), the Operating Partnership shall pay to Ashford LLC an amount equal to one hundred percent (100%) of any Enhanced Return Investments actually funded by Ashford LLC during such Applicable Two Year Period (less any amount that the Applicable TRS has previously paid to purchase any such FF&E from Ashford LLC, if any (“Previously Repaid Amounts”)) and any amounts paid to or setoff by Applicable TRS pursuant to Section 2.01(e)(ii)(A) (provided that, with respect to amounts paid to or setoff by Applicable TRS pursuant to Section 2.01(e)(ii)(A), the Operating Partnership shall repay 100% of the Defaulted Funding Amount (and not the 125% thereof that was paid to or setoff by Applicable TRS)).  The amount payable by the Operating Partnership pursuant to this Section 2.02(a) is referred to herein as a “Repayment”).

(b)                                 If the Operating Partnership or its subsidiaries dispose of or cause to be disposed any Enhanced Return Hotel Asset or other real property with respect to which Ashford LLC owns FF&E, including by way of a foreclosure or deed-in-lieu of foreclosure by a mortgage or mezzanine lender of the Operating Partnership or its subsidiaries (a “Disposition Replacement Event”), Ashford Trust shall promptly identify, and Ashford LLC shall acquire in exchange for such FF&E, FF&E for use at another real property asset leased by the Applicable TRS and with a fair market value equal to the value of such FF&E as established in connection with such disposition.

(c)                                  Ashford LLC shall convey, at the time of payment by Operating Partnership under Section 2.02(a) or the time of a disposition under Section 2.02(b), all applicable FF&E to

(i) with respect to Section 2.02(a), the Applicable TRS and (ii) with respect to Section 2.02(b), the particular transferee of such FF&E with respect to any Enhanced Return Hotel Asset or other real property asset, which conveyances by Ashford LLC shall be treated as a sale of such assets by Ashford LLC for income tax purposes.  The payments required under Section 2.02(a) shall be due and payable on the same date as the occurrence of a Company Change of Control or the termination of the Advisory Agreement,  whichever is applicable.

Section 2.03                             Suspension of Ashford LLC’s Obligations.

(a)                                 Notwithstanding anything to the contrary herein, Ashford LLC shall have no obligation to provide any Enhanced Return Investment in the event that (i) the Company or its subsidiaries has materially breached any provision of the Advisory Agreement or this ERFP Agreement (provided that the Company shall be entitled to cure any such breach prior to the applicable Required FF&E Acquisition Date),  (ii) any event or condition has occurred or is reasonably likely to occur which would give rise to a right of termination in favor of the Advisor under the Advisory Agreement or this ERFP Agreement, (iii) there would exist, immediately after such proposed Enhanced Return Investment,  a Sold ERFP Asset Amount, or (iv) (a) Ashford LLC’s Unrestricted Cash Balance is, after taking into account the cash amount anticipated to be required for the proposed Enhanced Return Investment, less than fifteen million dollars ($15,000,000) (the “Cash Threshold”) as of the last day immediately preceding the date a Confirmation Notice would otherwise be due or (b) Ashford LLC reasonably expects, in light of its then-anticipated contractual funding commitments (including amounts committed pursuant to Section 2.01(d) or otherwise committed hereunder but not yet paid) and cash flows, to have an Unrestricted Cash Balance that is less than the Cash Threshold immediately after the expected date of closing of the purchase of the Enhanced Return Hotel Asset; provided, however, with respect to calculating Unrestricted Cash Balance under subparagraph (iv), Ashford Inc. shall be obligated to include in such calculation amounts available to be drawn down under any credit agreement to which Ashford Inc. or its subsidiary, Ashford Hospitality Holdings LLC, is a party and to arrange to make any such amounts available to Ashford LLC under customary intercompany arrangements, if necessary, in order to meet Ashford LLC’s obligation to provide Enhanced Return Investments; provided, further, that Ashford Inc. and Ashford LLC shall not be so obligated if Ashford Inc. is unable to satisfy the conditions to funding contained in any such credit agreement as of such closing date or if Ashford Hospitality Holdings LLC or Ashford LLC is unable to satisfy the conditions to funding under its intercompany arrangements (it being understood and agreed that the covenants and events of default under such intercompany arrangements currently are, and with respect to any future intercompany agreements will be, substantially similar in all material respects to the covenants and events of default set forth in any such credit agreement to which Ashford Inc. or its subsidiary, Ashford Hospitality Holdings LLC, is a party).  In the event that Ashford LLC determines that it is not required to provide any Enhanced Return Investment as a result of Section 2.03(a)(iv), Ashford LLC shall promptly notify Operating Partnership thereof and, upon request,  shall provide to Operating Partnership reasonable access during reasonable business hours to Ashford LLC’s financial books and records for the purpose of confirming Ashford LLC’s determination that Unrestricted Cash Balance is less than the Cash Threshold as of the relevant time(s) (it being understood, however, that the Company’s offset right set forth in Section 2.01(e) shall apply only in the circumstances set forth in Section 2.01(e)).

(b)                                 The parties hereto agree, in connection with any proposed renewal or extension of this ERFP Agreement, as applicable, or any material change in the Advisor’s business as it exists on the Effective Date, to negotiate in good faith with respect to the amount of the Cash Threshold, based on the growth and future strategic and financial position of Advisor.

Section 2.04                             Commencement and Termination of Ashford LLC’s Funding Obligations.

(a)                                 Unless otherwise agreed by the parties to this ERFP Agreement, Ashford LLC’s obligation to make Enhanced Return Investments pursuant to this ERFP Agreement shall not commence until the date that Advisor and its affiliates shall have received all lender consents required in connection with this ERFP Agreement.  If all such consents have not been received on or before July 30, 2018, this ERFP Agreement shall be deemed to have been void ab initio.

(b)                                 Unless otherwise agreed by the parties to this ERFP Agreement, in the event that the project management transaction contemplated by that certain Combination Agreement dated April 6, 2018, by and among the Advisor, Remington Holdings, L.P. and the other parties thereto is validly terminated in accordance with its terms, then (i) this ERFP Agreement shall be deemed to have been void ab initio, (ii) one hundred percent (100%) of any previously consummated Enhanced Return Investment shall be immediately due and payable by the Operating Partnership to Ashford LLC and (iii) upon receipt by Ashford LLC of the amount payable under the foregoing clause (ii),  any FF&E owned by Ashford LLC relating to such previously consummated Enhanced Return Investment shall be conveyed to the Applicable TRS.

Section 2.05                             Excluded Assets.  The following real property assets shall be ineligible to be the subject of an Enhanced Return Investment:  (i) assets owned by any joint venture; (ii) assets with respect to which all or substantially all reasonable and customary asset management or project management fees are not available; and (iii) assets that the Advisor has not recommended be purchased by the Company.

Section 2.06                             Use and Pledge of FF&E.  Ashford LLC shall grant the Applicable TRS the right to use the FF&E purchased by Ashford LLC pursuant to a rent-free lease for a period not to exceed 75% of the economic useful life of the FF&E and upon other mutually agreed terms including the filing by Ashford LLC of a precautionary UCC financing statement if deemed applicable in the sole discretion of Ashford LLC, and, upon request, Ashford LLC will, if permitted by the terms and conditions of any applicable debt agreement applicable to Ashford LLC, grant a first priority security interest in such FF&E to any lender who so requests in connection with the financing by the Company of any real property asset to which such FF&E is applicable and the Advisor agrees to take such further action as may reasonably be requested by the Company or applicable lender in connection with any mortgage or other financing with respect to such FF&E and any real property asset to which such FF&E is applicable.  Upon expiration of any such rent-free lease, Ashford LLC shall convey the applicable FF&E to the Applicable TRS in exchange for the fair market value thereof, payable in cash by the Applicable TRS.

ARTICLE III. TERM AND TERMINATION

Section 3.01                             Term.  Subject to Section 2.04(b), the initial term of this ERFP Agreement shall be two (2) years from the Effective Date (the “Initial Term”), unless earlier terminated pursuant to the terms of this ERFP Agreement.  At the end of the Initial Term, this ERFP Agreement shall automatically renew for successive one (1) year periods (each such period a “Renewal Term”) unless either the Advisor or the Company provides written notice to the other at least sixty (60) days in advance of the expiration of the Initial Term or Renewal Term, as applicable, that such notifying party intends not to renew the ERFP Agreement.

Section 3.02                             Termination.  This ERFP Agreement may be terminated by the Advisor or the Company in the event such party has a right to terminate the Advisory Agreement or by the Advisor in the event that Advisor is entitled to transfer cash of the Company to the Termination Fee Escrow Account under the Advisory Agreement.

Section 3.03                             Survival.  The following Sections, including the rights and obligations contained therein, shall survive the termination or non-renewal of this ERFP Agreement and shall continue in full force and effect:  Section 2.01(e) (other than if termination of this ERFP Agreement occurs pursuant to Section 3.02), Section 2.02, Section 2.04(b), the last sentence of Section 2.06, this Section 3.03, Article IV and Article V.  In addition, upon expiration of the Initial Term or a Renewal Term, as the case may be, Ashford LLC shall remain obligated to fund any amounts committed pursuant to Section 2.01(d) prior to such expiration.  For the avoidance of doubt, in the event this ERFP Agreement is deemed to have been void ab initio pursuant to Section 2.04, no provisions of this ERFP Agreement shall survive (other than the obligation to pay amounts required to be paid under Section 2.04 in such event).

ARTICLE IV. AMENDMENTS TO THE ADVISORY AGREEMENT

Section 4.01                             Section 2.5 of the Advisory Agreement is hereby amended and restated in its entirety as follows:

“2.5  Exclusivity.  Ashford Inc. and its subsidiaries shall be the Company’s sole and exclusive provider of asset management, project management and other services offered by Ashford Inc. or any of its subsidiaries, with authority to source, evaluate and monitor the Company’s investment opportunities consistent with the Company’s Investment Guidelines, and to direct the operation and policies of the Company, such as managing the Company’s assets and monitoring the operating performance of the Company’s hotel real estate investments and other assets, including the management and implementation of capital improvement programs, pursue property tax appeals (as appropriate), and providing periodic reports with respect to the Company’s hotel real estate investments and other assets to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results.”

Section 4.02                             Section 4 of the Advisory Agreement is hereby amended and restated in its entirety as follows:

“4.  Bank Accounts.

(i)                                     The Advisor shall, and hereby is authorized to, and shall have the exclusive right and authority to, establish and maintain subject to any applicable conditions or limitations of loan documents applicable to the Company, one or more bank, brokerage or similar accounts in the Advisor’s own name for the account of the Company or in the name of the Company and collect and deposit into any account or accounts, and disburse from any such account or accounts, any and all money, securities and other cash equivalents on behalf of the Company, provided, that no funds shall be commingled with the funds of the Advisor.  The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and the independent auditors of the Company.

(ii)                                  The Advisor shall have the right, in its sole discretion, without prior notice to the Company, to set off, take and apply any monies of the Company on deposit in any bank, brokerage or similar account established and maintained for the Company by the Advisor pursuant to Section 4 or any money on deposit in the Termination Fee Escrow Account established and maintained pursuant to Section 12 of this Agreement to the payment of all amounts becoming due and payable by the Company; provided, that exercise of such set-off right shall not cause the Company’s remaining cash and cash equivalents to be less than the Working Capital Reserve; and provided further that Advisor shall not so set off, take and apply any monies of the Company in excess of the Setoff Limit.  “Setoff Limit” shall mean (i) from the date hereof until the date that Ashford LLC has funded or committed Enhanced Return Investments (as defined in the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Amended and Restated Advisory Agreement dated as of June 26, 2018 by and among the parties thereto (the “ERFP Agreement”)) in an aggregate amount equal to or in excess of ten million dollars ($10,000,000), an amount equal to seventy five million dollars ($75,000,000); (ii) from the date that Ashford LLC has funded or committed Enhanced Return Investments in an aggregate amount equal to or in excess of ten million dollars ($10,000,000) but less than twenty million dollars ($20,000,000), an amount equal to one hundred and fifty million dollars ($150,000,000); (iii) from the date that Ashford LLC has funded or committed Enhanced Return Investments in an aggregate amount equal to or in excess of twenty million dollars ($20,000,000) but less than thirty million dollars ($30,000,000), an amount equal to two hundred twenty five million dollars ($225,000,000);  and (iv) from the date that Ashford LLC has funded or committed Enhanced Return Investments in an aggregate amount equal to or in excess of thirty million dollars ($30,000,000) but less than forty million dollars ($40,000,000), an amount equal to three hundred million dollars ($300,000,000).  From and after the date that Ashford LLC has funded or committed Enhanced Return Investments equal to or in excess of forty million dollars ($40,000,000), the ability of the Advisor to set off, take and apply any monies of the Company shall not be limited.  The exercise of any such set-off right shall not impact the Company’s obligation to pay any obligations that remain due and payable following set-off by Advisor.  For the avoidance of doubt, in determining the amount of Enhanced Return Investments that Ashford LLC has funded or committed as of any time, amounts repaid in respect of previously made Enhanced Return Investments shall not be deducted.  Advisor shall notify the Company in writing promptly after any exercise of setoff rights hereunder setting forth in reasonable detail the amounts so setoff.”

Section 4.03                             Section 5 of the Advisory Agreement is hereby amended to add (i) the clause “Subject to the last two paragraphs of this Section 5,” to the beginning of the first and third paragraphs thereof and (ii) the following new paragraphs at the end of Section 5 as follows:

“The Company shall pay the costs and expenses that are reimbursable to the Advisor pursuant to this Agreement on a monthly basis in advance on the first business day of each month in an amount equal to the budgeted monthly reimbursements for the applicable month, which shall be equal to the amount estimated to be payable on account of the costs and expenses that are reimbursable to the Advisor for each month included in each annual expense budget prepared by the Advisor and approved by the Board of Directors (the “Annual Expense Budget”); provided, that if the Advisor and the Company do not agree on an Annual Expense Budget for the applicable fiscal year, the budgeted monthly reimbursements for each month of the existing fiscal year shall be equal to one hundred and ten percent (110%) of the Actual Monthly Reimbursements (as defined below) for the same month in the prior fiscal year.

No later than forty-five (45) days following the end of the applicable fiscal quarter, the Advisor shall calculate (and provide the Company with a copy of the calculation) the costs and expenses that were actually reimbursable to the Advisor pursuant to this Agreement for each month (each amount, the “Actual Monthly Reimbursements”) in the fiscal quarter just ended.  The Company shall have ten (10) business days to review and comment upon the calculation provided by the Advisor.  If the aggregate Actual Monthly Reimbursements payable as calculated by the Advisor for the fiscal quarter just ended exceeds the aggregate budgeted monthly reimbursements paid by the Company for the fiscal quarter (the difference being referred to as a “Reimbursement Underpayment”), then the Company shall pay the Advisor the full amount of the Reimbursement Underpayment no later than fifty-five (55) days following the end of the applicable fiscal quarter.  If the aggregate budgeted monthly reimbursements paid by the Company for the fiscal quarter just ended is greater than the aggregate Actual Monthly Reimbursements payable as calculated by the Advisor for the fiscal quarter (the difference being referred to as a “Reimbursement Overpayment”), then the Advisor shall repay the Reimbursement Overpayment to the Company no later than fifty-five (55) days following the end of the applicable fiscal quarter.”

Section 4.04                             Section 6.1 of the Advisory Agreement is hereby amended and restated in its entirety as follows:

“6.1                         The Company shall, on a monthly basis, pay a fee (the “Base Fee”) in an amount equal to 1/12 of (i) the Base Fee Percentage of the Total Market Capitalization of the Company for the prior month, plus (ii) the Net Asset Fee Adjustment, if any, on the last day of the prior month during which this Agreement was in effect; provided, however in no event shall the Base Fee for any month be less than the Minimum Base Fee.

The Company shall pay the Base Fee or the Minimum Base Fee on the fifth business day of each month based on the calculation set forth above.

For purposes of this Agreement, the following terms have the meanings set forth below:

“Average VWAP” shall mean, for any period, (i) the sum of the VWAPs for each trading day in such period divided by (ii) the number of trading days in such period.

“Base Fee Percentage” shall mean the following per annum percentages, which vary based on the Total Market Capitalization (as adjusted annually for inflation beginning from January 1, 2015) calculation:

For each quarter in which the Total Market Capitalization* is:	Base Fee Percentage will be:

<$6 billion	0.70%

> $6 billion and < $10 billion	0.70% on amounts up to $6 billion 0.60% on amounts exceeding $6 billion

> $10 billion	0.70% on amounts up to $6 billion 0.60% on amounts exceeding $6 billion, up to $10 billion 0.50% on amounts exceeding $10 billion

* Total Market Capitalization thresholds are subject to an annual inflation adjustment on each January 1 beginning January 1, 2016, based on increases to CPI.

“Enhanced Return Hotel Asset” shall have the meaning set forth in the ERFP Agreement.

“Gross Asset Value” shall mean, with respect to any of the Company’s assets as of any date, the undepreciated carrying value of all such assets including all cash and cash equivalents and capitalized leases and any FF&E leased to subsidiaries of the Company to facilitate the purchase of any Enhanced Return Hotel Asset as reflected on the most recent balance sheet and accompanying footnotes of the Company filed with the Securities and Exchange Commission or prepared by the Advisor in accordance with GAAP consistent with its performance of its duties hereunder without giving effect to any impairments plus the publicly disclosed purchase price (excluding any net working capital and transferred FF&E reserves) of any assets acquired after the date of the most recent balance sheet and all capital expenditures made (to the extent not already reflected in the carrying value of the asset) with respect to an asset since the date of its acquisition for any improvements or for additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Minimum Base Fee” for each quarter beginning January 1, 2016 or thereafter will be equal to the greater of:

(i)                                     90% of the Base Fee paid for the same month in the prior fiscal year and

(ii)                                  1/12th of the G&A Ratio for the most recent completed fiscal quarter multiplied by the Company’s Total Market Capitalization on the last balance sheet date included in the most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed by the Company with the SEC.

For purposes of this Agreement, the “G&A Ratio” will be calculated as the simple average of the ratios of total general and administrative expenses, less any non-cash expenses but including any dead deal costs, paid in the applicable quarter by each member of a select peer group set forth in Exhibit A (each, a “Peer Group Member” and collectively, the “Peer Group”), divided by the total market capitalization of such Peer Group Member (calculated in the same manner as the Company’s Total Market Capitalization).  The G&A Ratio for each Peer Group Member will be calculated based on the financial information presented in such Peer Group Member’s Form 10-Q or 10-K periodic filings with the SEC following the end of each quarter.  The Peer Group may be modified from time to time by mutual written agreement of the Advisor and a majority of the Independent Directors, negotiating in good faith.

“Net Asset Fee Adjustment” shall be equal to the result of (i) the product of (A) the Sold Non-ERFP Asset Amount, if any,  and (B) 0.70% plus (ii) the product of (A) the Sold ERFP Asset Amount, if any, and (B) 1.07%.

“Sold ERFP Asset Amount” shall mean an amount, calculated immediately after the first sale or other disposition (including by way of a foreclosure or deed-in-lieu of foreclosure by a mortgage or mezzanine lender of the Operating Partnership or its subsidiaries) of an Enhanced Return Hotel Asset occurring after the date of the ERFP Agreement (the “First ERFP Sale”) and, thereafter, immediately after each successive purchase or sale or disposition (including any such foreclosure or deed-in-lieu) of an Enhanced Return Hotel Asset (each, a “Successive ERFP Transaction”), equal to (i) immediately after the First ERFP Sale, the publicly disclosed sales or disposition price (excluding any net working capital and transferred FF&E reserves) of such Enhanced Return Hotel Asset and (ii) immediately after each Successive ERFP Transaction, an amount equal to the Sold ERFP Asset Amount in effect immediately prior to the Successive ERFP Transaction plus, in the case that such Successive ERFP Transaction is a sale or disposition of an Enhanced Return Hotel Asset, the publicly disclosed sales or disposition price (excluding any net working capital and transferred FF&E reserves) of such Enhanced Return Hotel Asset or minus, in the case that such Successive ERFP Transaction is a purchase of an Enhanced Return Hotel Asset, the publicly disclosed purchase price  (excluding any net working capital and transferred FF&E reserves) of such Enhanced Return Hotel Asset; provided that if the foregoing calculation results, at any time of calculation, in a negative number, the calculated amount at such time of calculation shall be deemed to be zero; and provided further that if (x) the Company purchases any real property without any additional Enhanced Return Investment provided by Ashford LLC (a “Replacement Asset” and the publicly disclosed purchase price of such Replacement Asset (excluding any net working capital and transferred FF&E reserves), the “Replacement Asset Purchase Price”), (y) such acquisition would have reduced the Sold ERFP Asset Amount to zero (if such acquisition were of an Enhanced Return Hotel Asset) and (z) such Replacement Asset is subsequently sold or disposed of (including by way of a foreclosure or deed-in-lieu of foreclosure), then the Sold ERFP Asset Amount shall be increased as a result of such sale or disposition by an amount equal to the product of (A) the publicly disclosed sales or disposition price (excluding any net working capital and transferred FF&E reserves) of such Replacement Asset and (B) a fraction, (1) the numerator of which is the Sold ERFP Asset Amount immediately prior to the purchase of the Replacement Asset and (2) the denominator of which is the Replacement Asset Purchase Price.

“Sold Non-ERFP Asset Amount” shall mean an amount, calculated immediately after the first sale or other disposition (including by way of a foreclosure or deed -in-lieu of foreclosure by a mortgage or mezzanine lender of the Operating Partnership or its subsidiaries)  of any real property owned by the Company (other than any Enhanced Return Hotel Asset) (a “Non-ERFP Hotel Asset”) occurring after the date of the ERFP Agreement (the “First Non-ERFP Sale”) and, thereafter, immediately after each successive purchase or sale or disposition (including any such foreclosure or deed-in-lieu) of a Non-ERFP Hotel Asset (each, a “Successive Non-ERFP Transaction”), equal to (i) immediately after the First Non-ERFP Sale, the publicly disclosed sales or disposition price (excluding any net working capital and transferred FF&E reserves) of such Non-ERFP Hotel Asset and (ii) immediately after each Successive Non-ERFP Transaction, an amount equal to the Sold Non-ERFP Asset Amount in effect immediately prior to the Successive Non-ERFP Transaction plus, in the case such Successive Non-ERFP Transaction is the sale of a Non-ERFP Hotel Asset, the publicly disclosed sales or disposition price (excluding any net working capital and transferred FF&E reserves) of such Non-ERFP Hotel Asset or minus, in the case such Successive Non-ERFP Transaction is the purchase of an Non-ERFP Hotel Asset, the publicly disclosed purchase price  (excluding any net working capital and transferred FF&E reserves) of such Non-ERFP Hotel Asset; provided that if the foregoing calculation results, at any time of calculation, in a negative number, the calculated amount at such time of calculation shall be deemed to be zero; and provided further that if (x) the Company purchases a Replacement Asset, (y) such acquisition would have reduced the Sold ERFP Asset Amount to zero (if such acquisition were of an Enhanced Return Hotel Asset) and (z) such Replacement Asset is subsequently sold or disposed of (including by way of a foreclosure or deed-in-lieu of foreclosure), then the Sold Non-ERFP Asset Amount shall be increased as a result of such sale or disposition by an amount equal to the product of (A) the publicly disclosed sales or disposition price (excluding any net working capital and transferred FF&E reserves) of such Replacement Asset and (B) a fraction, (1) the numerator of which is the Replacement Asset Purchase Price less the Sold ERFP Asset Amount immediately prior to the purchase of the Replacement Asset and (2) the denominator of which is the Replacement Asset Purchase Price.

“Total Market Capitalization” shall mean, for any period:

(a)                                 With respect to the Company to the extent Company Common Stock is listed for trading on a national securities exchange for every day during any period for which the Total Market Capitalization is to be calculated, the amount calculated as:

(i)                                     the Average VWAP multiplied by the weighted average number of shares of Company Common Stock outstanding during such applicable period, on a fully-diluted basis (assuming, for these purposes, that all common units in the Operating Partnership (“Common Units”), and long term incentive partnership units in the Operating Partnership to the extent they have achieved economic parity with Common Units have been converted into shares of Company Common Stock and including any shares of Company Common Stock issuable upon conversion of any convertible preferred stock of the Company where the conversion price is less than the Average VWAP), plus

(ii)                                  the average, as reflected in the Company’s books and records, for the applicable period of the aggregate principal amount of the Company’s consolidated indebtedness (including, if applicable, the Company’s proportionate share of debt of any entity that is not consolidated and excluding, if applicable, any of the Company’s joint venture partners’ proportionate share of consolidated debt), plus

(iii)                               the average, as reflected in the Company’s books and records, for the applicable period of the liquidation value of the Company’s outstanding preferred equity (excluding any convertible preferred stock of the Company where the conversion price is less than the Average VWAP).

(b)                                 With respect to the Company, if the Company’s Common Stock is not listed for trading on a national securities exchange (due to any reason, including but not limited to delisting by the New York Stock Exchange or the occurrence of a Company Change of Control) for any day during any period for which the Total Market Capitalization is to be calculated, the greater of:  (i) the weighted average Gross Asset Value of all the Company’s assets on each day during such period; or (ii) the Total Market Capitalization as calculated pursuant to paragraph (a) of this definition on the last day on which Company Common Stock was listed for trading on a national securities exchange, regardless of whether this day occurred during the applicable period.

“VWAP” shall mean the dollar volume-weighted average price for the securities in question on the national securities exchange on which it trades during the period beginning at 9:30:01 a.m., New York City time (or such other time as the national securities exchange on which it trades publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as the national securities exchange on which it trades publicly announces is the official close of trading), as reported by Bloomberg, L.P. through its “Volume at Price” function.

Section 4.05                             Section 9.3 of the Advisory Agreement is hereby amended by deleting the first sentence therein and replacing it with the following:

“At any time the Company desires to engage a third party for the performance of services or delivery of products (other than the services contemplated by this Agreement) and provided that the Company has the right to control the decision on the award of the applicable contract, the Advisor shall have the exclusive right to provide such service or product (assuming that Advisor has obtained any required licensing needed, if any, to provide the service or product) at market rates for the provision of such services (“Market Rates”).”

Section 4.06                             Section 12 of the Advisory Agreement is hereby amended as follows:

(a)                                 by adding a new clause (e) after existing clause (d) as follows:

“(e) Termination Fee Escrow Account.  In the event that Advisor has funded or committed Enhanced Return Investments in an aggregate amount equal to at least forty million dollars ($40,000,000), then the following provisions shall immediately become effective and binding upon the parties (it being understood that, in determining the amount of Enhanced Return Investments that Ashford LLC has funded or committed as of any time, amounts repaid in respect of previously made Enhanced Return Investments shall not be deducted):

(1)                                 the Advisor and the Company shall enter an escrow agreement (the “Termination Fee Escrow Agreement”) with the Escrow Agent and a Termination Fee Escrow Account shall be established pursuant to this Section 12(e); and

(2)                                 If at any time (A) the Company enters into a letter of intent or definitive agreement that upon consummation would constitute a Company Change of Control; (B) a Change of Control Tender is initiated and the Board of Directors recommends acceptance by the Company’s stockholders; or (C) a Voting Control Event occurs, the Advisor may, and hereby is authorized to, in the name of and on behalf of the Company, transfer cash of the Company maintained in bank, brokerage or similar accounts established by the Advisor for the Company pursuant to Section 4 to the Termination Fee Escrow Account in an amount equal to (i) the Termination Fee plus (ii) the Repayment (as defined in the ERFP Agreement) plus (iii) all accrued fees and any other amounts that would be due and payable by the

Company to the Advisor pursuant to this Agreement if the Termination Payment Time had occurred concurrently with the events described in (A)-(C) above.  The amount required to be deposited into the Termination Fee Escrow Account shall be referred to herein as the “Required Amount.”  Notwithstanding the above, if the amount to be deposited into the Termination Fee Escrow Account would cause the Company’s remaining cash and cash equivalents to be less than the Working Capital Reserve, then the Company may reduce the Required Amount by an amount of cash equal to the difference between the Working Capital Reserve and cash and cash equivalents that would be remaining on the Company’s balance sheet prepared in accordance with GAAP outside of the Termination Fee Escrow Account.  All amounts so deposited shall be retained in escrow pursuant to the terms of the Termination Fee Escrow Agreement.  The Company and the Advisor shall equally share all costs of the Termination Fee Escrow Account including the reasonable fees and expenses of each Escrow Agent.

(3)                                 Notwithstanding Section 12(e)(2) above, if, in the case of an event described in Section 12(e)(2)(B)-(C), the Company does not deposit cash equal to the Required Amount into the Termination Fee Escrow Account, then the Company shall deliver to the Escrow Agent for the Termination Fee Escrow Account, the Letter of Credit; provided that in any event the Company shall be required to deposit an amount of cash equal to at least 50% of the Required Amount.  The Advisor shall have the right and power, without any further approval of the Company to cause the Escrow Agent to draw on the Letter of Credit, provided that any draws on the Letter of Credit shall remain in the Termination Fee Escrow Account.

(4)                                 If the face amount of the Letter of Credit is not equal to at least the aggregate of the Required Amount less the cash deposited into the Termination Fee Escrow Account, then to secure prompt and complete payment of any deficit, the Company shall pledge and grant to Advisor a continuing first priority security interest in and lien upon the Company’s right, title and interest in, to and in real property, personal property and other assets acceptable to the Advisor owned by the Company, and having a book value of no less than 120% of the deficit (collectively, the “Collateral”).  In addition, the Company shall execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary or reasonably desirable, or that Advisor may reasonably request (including without limitation the filing of any fee and leasehold mortgages), in order to perfect and protect the security interest in the Collateral described above to enable Advisor to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral.  The Company hereby irrevocably authorizes Advisor to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that provide any information required by part 5 of Article 9 of the Uniform Commercial Code or such other jurisdiction for the sufficiency or filing office acceptance of any, financing statement or amendment relating to the Collateral.  The Company agrees to furnish any such information to Advisor promptly upon Advisor’s request.”

(b)                                 by amending and restating existing clause (e) (which was previously entitled “Termination Obligations”) as a new clause (f) as follows and renumbering the remainder of Section 12 accordingly:

“(f) Termination Obligations; Termination Fee Escrow Account.

(i)                                     Any amounts due and payable in connection with any termination of this Agreement pursuant to this Section 12 shall become due and payable at the time of termination (each such time, a “Termination Payment Time”).  No termination of this Agreement shall become effective unless and until any and all amounts due and payable in connection with a termination pursuant to this Section 12 have been fully paid.

(ii)                                  At the Termination Payment Time, the parties shall have the following obligations:

(A)                               The Company shall pay all Base Fees, Incentive Fees and expense reimbursements due and owing through the date of termination, including, without limitation, any unpaid Incentive Fee installments which shall, upon any termination, become immediately earned by Advisor and due from the Company (collectively, “Accrued Fees”).

(B)                               In addition to the Accrued Fees, the Company shall:

(I)                                   pay Advisor a Termination Fee on or before the termination date of this Agreement upon any termination by the Company pursuant to Section 12(c)(i) (unsatisfactory performance by the Advisor or unfair fees with no resolution within the time period set forth in Section 12(c)(i)) or upon any termination by the Company or the Advisor pursuant to Section 12(d) (following a Company Change of Control); and

(II)                              pay Advisor the greater of the Termination Fee or Actual Damages on or before the termination date of this Agreement upon any termination by the Advisor pursuant to Section 12(b)(ii) (uncured default by the Company).

(C)                               In addition to the Accrued Fees and the Termination Fee or Actual Damages, if applicable, the Company shall pay to the Advisor the Repayment pursuant to Section 2.02(a) of the ERFP Agreement.

(D)                               Immediately upon termination, the Advisor shall promptly (a) pay over all money collected and held for the account of the Company, giving effect to the transfer of amounts deposited in the Termination Fee Escrow Account, provided that the Advisor shall be permitted to deduct any Accrued Fees, Termination Fees and Repayment in lieu of receiving payment for such Accrued Fees, Termination Fees and Repayment pursuant to this Section 12(e); (b) deliver a full accounting of all accounts held by the Advisor in the name of or on behalf of the Company; (c) deliver all property, documents, files, contracts and assets of the Company to the Company; and (d) cooperate with and assist the Company in executing an orderly transition of the management of the company’s assets to a new advisor.

(E)                                At the Termination Payment Time in connection with a termination by the Company or the Advisor pursuant to Section 12(d), the Advisor shall have the right and authority to notify the Escrow Agent for the Termination Fee Escrow Account that the Termination Payment Time has occurred and to cause the Escrow Agent to disburse to the Advisor, by cashier’s check or wire transfer, the cash funds, including any cash generated by drawing on the Letter of Credit either prior to or at the Termination Payment Time, in the Termination Fee Escrow Account at the applicable Termination Payment Time without any action required on the part of the Company.  The Advisor shall also have the right and power, without any further approval of the Company to exercise, by foreclosure or otherwise, any rights in the Collateral, pursuant to the security interest granted to the Advisor therein.  Any cash in the Termination Fee Escrow Account that exceeds the amounts due and payable under this Agreement shall be disbursed by the Escrow Agent to the Company, by cashier’s check or wire transfer.  The Advisor shall retain all rights to pursue collection and payment of any amounts that are not otherwise paid through the exercise of rights under the Termination Fee Escrow Account, the Letter of Credit and against the Collateral.”

Section 4.07                             Section 12(g) of the Advisory Agreement (which was previously Section 12(f)) is hereby amended to add the following definitions in the appropriate alphabetical order:

“Change of Control Tender” means a tender offer by any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) pursuant to which such person or group would, if such tender offer were completed, become the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of securities of the Company representing 35% or more of the shares of voting stock of the Company then outstanding.

“Escrow Agent” means the agent under the Termination Fee Escrow Account.

“Ownership Limit” has the meaning ascribed to such term in the Company’s charter in effect as of the date of this Agreement.

“Letter of Credit” means an irrevocable standby letter of credit issued by a recognized commercial bank having net assets of not less than $500 million to the Escrow Agent, that the Escrow Agent at the request of the Advisor may draw upon, conditioned only upon the presentation of the original letter of credit and a signed statement that the Advisor is entitled to cause the Escrow Agent to draw, in the maximum aggregate amount equal to the difference between (1) the Required Amount; and (2) the amount of cash deposited into the Termination Fee Escrow Account by the Company.

“Termination Fee Escrow Account” means the account established by the parties with an Escrow Agent as contemplated by Section 12(e).

“Voting Control Event” means (A) any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) other than (1) the Company or any of its Subsidiaries, (2) any employee benefit plan of the Company or any of its Subsidiaries, (3) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as the ownership of the Company, or (4) an underwriter temporarily holding securities pursuant to an offering of such securities, becoming the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the shares of voting stock of the Company then outstanding and the Company fails to enforce the Ownership Limit within five business days of the person or group becoming the beneficial owner or a court of competent jurisdiction enjoins enforcement of the Ownership Limit; or (B) any person or group enters into an agreement which if consummated would result in the person or group becoming the beneficial owner of securities representing 35% or more of the shares of the Company’s voting stock and either:  (1) the Board of Directors waives the Ownership Limit; or (2) a court of competent jurisdiction enjoins enforcement of the Ownership Limit.

“Working Capital Reserve” means, as of any date of determination, (i) $20 million plus (ii) an amount equal to (A) 0.04 multiplied by (B) (1) the Company’s Gross Asset Value as of such date of determination less (2) the Company’s Gross Asset Value as of the effective date of the ERFP Agreement.

Section 4.08                             Section 14(a) of the Advisory Agreement is hereby amended and restated in its entirety as follows:

“(a) Notwithstanding anything in this Agreement, the Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates (other than to Ashford Hospitality Services LLC (“Ashford Services”) or its subsidiaries), agents and representatives of the Advisor or the Company as it may deem appropriate.  Any authority delegated by the Advisor to any other person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the charter of the Company.

The Advisor may assign this Agreement to any Affiliate that remains under the control of the Advisor, other than Ashford Services or its subsidiaries, without the consent of the Company.

The Advisor may also assign this Agreement or pledge and grant a security interest in such Agreement to any lender of the Advisor without the consent of the Company; provided, however, that in advance of such assignment the Advisor and such lender must enter into definitive documentation, pursuant to which the Company shall be an express third-party beneficiary, providing that (i) in the event the lender is required pursuant to the terms of such loan agreement to provide to the Advisor notice of any default or potential default by the Advisor under such loan agreement, the lender shall simultaneously provide such notice to the

Company, (ii) the Advisor shall promptly notify the Company upon the Advisor’s reasonable belief that it is in default under any such loan agreement, (iii) the Company shall have an explicit right to cure, for the account of the Advisor, all actual or potential defaults of the Advisor within the longer of (A) seven business days of such default and (B) the number of days Advisor has to cure such default pursuant to the underlying loan agreement and (iv) the lender shall not take an action, or fail to take any action, that would result in the Company failing to maintain its status as a REIT under the Internal Revenue Code.

Any assignment contrary to this Section 14(a) shall be null and void ab initio.”

Section 4.09                             Section 16 of the Advisory Agreement is hereby amended and restated in its entirety as follows:

“16.  Company Covenants.

(a)                                 In the event that Advisor through Ashford LLC has funded or committed Enhanced Return Investments in an aggregate amount equal to at least forty million dollars ($40,000,000), the following covenants shall immediately become effective and binding upon the Company (it being understood that, in determining the amount of Enhanced Return Investments that Ashford LLC has funded or committed as of any time, amounts repaid in respect of previously made Enhanced Return Investments shall not be deducted):

(i)                                     Consolidated Tangible Net Worth.  The Company shall not permit its Consolidated Tangible Net Worth, as of the end of any fiscal quarter, to be less than the sum of (A) one billion dollars ($1,000,000,000) and (B) an amount equal to seventy-five percent (75%) of the net equity proceeds received by the Company by reason of the issuance and sale of equity interests in the Company after the date of this Agreement.

(ii)                                  Dividend Payments.  Without the Advisor’s consent, delivered in writing to the Board of Directors, the Company shall not declare or pay (A) any dividend or distribution (whether in cash, securities or other property) with respect to any common shares or common units of the Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any common shares or common units of the Company, or on account of any return of capital to the Company’s common stockholders or common unitholders (or the equivalent person thereof) (a “Distribution”), that (x) would exceed the Company’s current quarterly dividend of $0.12 per common share and common unit and (y) on an annualized basis would exceed a dividend rate of 9.9% (or such higher annualized dividend rate, if applicable, equal to the average annualized dividend rate of the Peer Group over the 90 days immediately preceding such Distribution) or  (B) any Distribution for the purpose of avoiding, hindering or delaying the payment by the Company of the Termination Fee hereunder; provided, however, that nothing herein shall prohibit the Company from declaring or paying any dividend or distribution which, based on the advice of counsel, is necessary for the Company to maintain its REIT status.  For the purposes of this Section 16(a)(ii), a Distribution in securities or other property shall be valued at the fair market value thereof (i.e., the price at which a willing buyer and a willing seller would purchase and sell the securities or other property, neither under any compulsion to buy or sell).

(iii)                               Investment Guidelines.  (A) The Company’s Investment Guidelines pursuant to Section 9.2 of this Agreement will be deemed modified, without further action required by the parties hereto, to exclude select service assets, meaning, generally, not full service assets and (B) the Company shall be deemed to have granted to the Advisor, without further action required by the parties hereto, the right to advise and sponsor a select service platform including sourcing select service assets for such platform to the exclusion of the Company (provided that the Company shall not be required to convey to or otherwise include in the Advisor’s select service platform any select service assets owned by the Company).”

(b)                                 Definitions.

“Consolidated Tangible Net Worth” shall mean, as of any date of determination, the consolidated shareholders’ equity of the Company on that date, as determined in accordance with GAAP, minus the amount of the Company’s consolidated intangible assets under GAAP, plus the amount of the Company’s consolidated accumulated depreciation; provided, however, that there shall be excluded from the calculation of “Consolidated Tangible Net Worth” any effects resulting from the application of FASB ASC No. 715:  Compensation—Retirement Benefits.  Consolidated Tangible Net Worth shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to State of Financial Accounting Standards number 141.”

ARTICLE V. MISCELLANEOUS

Section 5.01                             Notices.  Any notices, instructions or other communications required or contemplated by this ERFP Agreement shall be deemed to have been properly given and to be effective upon delivery if delivered in person, sent electronically or upon receipt if sent by courier service.  All such communications to the Company, Operating Partnership or Ashford TRS shall be addressed as follows:

Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attn:  Chief Executive Officer

With a copy to:

Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attn:  General Counsel

All such communications to the Advisor shall be addressed as follows:

Ashford Hospitality Advisors LLC
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attn:  Chief Executive Officer

With a copy to:

Ashford Hospitality Advisors LLC
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attn:  General Counsel

Either party hereto may designate a different address by written notice to the other party delivered in accordance with this Section 5.01.

Section 5.02                             Governing Law; Consent to Jurisdiction.  This ERFP Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws principals thereof.  Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Texas state court, or federal court of the United States of America, in each case sitting in Dallas County, Texas, and any appellate court from any thereof, in any action, suit or proceeding arising out of or relating to this ERFP Agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally:  (i) agrees not to commence any such action, suit or proceeding except in such courts; (ii) agrees that any claim in respect of any such action, suit or proceeding may be heard and determined in such Texas state court or, to the extent permitted by applicable law, in such federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding in any such Texas state or federal court; and (iv) waives, to the fullest extent permitted by applicable aw, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such Texas state or federal court.

Section 5.03                             Entire Agreement; Conflicts.  This ERFP Agreement and the Advisory Agreement reflect the entire understanding of the parties hereto with respect to the subject matter hereof and supersede and replace all agreements between the Company and the Advisor with respect to the subject matter hereof.

Section 5.04                             Successors and Assigns.  This ERFP Agreement shall inure to the benefit of and be binding upon the parties to this ERFP Agreement, and no other Person shall acquire or have any right under, or by virtue of, this ERFP Agreement.  Each of the parties to this ERFP Agreement may, with the written consent of each of the parties hereto, assign this ERFP Agreement to any successor to all or substantially all of its assets, rights and/or obligations.  Each of the parties shall have the right to assign this ERFP Agreement to any Affiliate of such party (other than an Affiliate that is already a party).

Section 5.05                             Sophisticated Counsel.  The parties hereto are sophisticated parties and have consulted with their own counsel in connection with the execution of this ERFP Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this ERFP Agreement.

Section 5.06                             Amendment, Modifications and Waiver.  Articles I, II, III and this Article V of this ERFP Agreement shall not be altered or otherwise amended in any respect, except pursuant to an instrument in writing signed by the parties to this EFRP Agreement.  The waiver by a party of a breach of Articles I, II, III and this Article V of this ERFP Agreement shall not operate or be construed as a waiver of any subsequent breach.  The provisions of the Advisory Agreement with respect to the amendment of the Advisory Agreement shall govern future amendments of the Advisory Agreement (including without limitation the provisions of the Advisory Agreement set forth in Article IV hereof) and shall not be modified by this Section 5.06.

Section 5.07                             Counterparts.  This ERFP Agreement may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this ERFP Agreement executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

Section 5.08                             Descriptive Headings.  Descriptive headings of the several Sections of this ERFP Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(REMAINDER OF PAGE LEFT INTENTIONALLY BLANK; SIGNATURES BEGIN ON NEXT PAGE)

IN WITNESS WHEREOF, the undersigned have executed this ERFP Agreement as of the Effective Date.

ASHFORD TRUST:
Ashford Hospitality Trust, Inc.

By:	/s/ Douglas A. Kessler
	Name:	Douglas A. Kessler
	Title:	President and Chief Executive Officer

OPERATING PARTNERSHIP:
Ashford Hospitality Limited Partnership
By:	Ashford OP General Partner LLC, its general partner

By:	/s/ Douglas A. Kessler
	Name:	Douglas A. Kessler
	Title:	President

ASHFORD TRS:
Ashford TRS Corporation

By:	/s/ Deric S. Eubanks
	Name:	Deric S. Eubanks
	Title:	President

[Signature page to the Enhanced Return Funding Program Agreement and

Amendment No. 1 to the Amended and Restated Advisory Agreement]

ADVISOR:
Ashford Hospitality Advisors LLC

By:	/s/ J. Robison Hays
	Name:	J. Robison Hays
	Title:	Co-President and Chief Strategy Officer

Ashford Inc.

By:	/s/ J. Robison Hays
	Name:	J. Robison Hays
	Title:	Co-President and Chief Strategy Officer

[Signature page to the Enhanced Return Funding Program Agreement and

Amendment No. 1 to the Amended and Restated Advisory Agreement]